As filed with the Securities and Exchange Commission on December 10, 2010.

Registration No.  0-54095
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 10-12G/A
Amendment No. 1 to
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF
THE SECURITIES EXCHANGE ACT OF 1934

SMSA HUMBLE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Nevada	27-2969191
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

174 FM 1830 Argyle, Texas	76226
(Address of principal executive offices)	(Zip Code)

(972) 233-0300
(Registrant's Telephone Number, Including Area Code)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Securities registered under Section 12 (b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12 (g) of the Exchange Act: Common Stock, $0.001 par value (Title of Class)

ADDITIONAL INFORMATION

Statements contained in this registration statement regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. As a result of this registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC's Website is http://www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Description of Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". These uncertainties and other factor include, but are not limited to: our ability to locate a business opportunity for merger; the terms of our acquisition of or participation in a business opportunity; and the operating and financial performance of any business combination with us.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements, and the reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

Table of Contents

ITEM 1. DESCRIPTION OF BUSINESS	4
History	4
Plan of Reorganization	4
Business Plan	6
Investigation and Selection of Business Opportunities	7
Competition	10
Employees	10
ITEM 1A. RISK FACTORS	10
ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	10
Plan of Operation	10
Liquidity and Capital Resources	11
ITEM 3. DESCRIPTION OF PROPERTY	12
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	13
ITEM 6. EXECUTIVE COMPENSATION	18
Executive Officers	18
Executive Compensation	18
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	18
ITEM 8. LEGAL PROCEEDINGS	18
ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	18
Market Information	18
Transfer Agent	19
Reports to Stockholders	19
Securities Eligible for Future Sale	19
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES	21
ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED	21
ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS	22
ITEM 13. FINANCIAL STATEMENT AND SUPPLEMENTARY DATA	22
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	22
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS	23

SIGNATURES	24

INDEX OF EXHIBITS	IOE-1

ITEM 1. DESCRIPTION OF BUSINESS

SMSA Humble Acquisition Corp. was organized onMay 3, 2010 as a Nevada corporation to effect the reincorporation of Senior Management Services of Humble, Inc., a Texas corporation, mandated by the plan of reorganization discussed below. In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with us through a reverse merger or acquisition. We are a development stage company and a shell company as defined in Rule 405 under the Securities Act of 1933, or the Securities Act, and Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act. We are also considered to be a blank check company  As a shell and blank check company, we have no operations and no or nominal assets. Although we have no assets or operations, we believe we possess a stockholder base which will make us a suitable merger or acquisition candidate to an operating, privately-held company seeking to become publicly held. Our principal office is located at 174 FM 1830, Argyle, TX 76226, and our telephone number is (972) 233-0300.

History

On January 17, 2007 Senior Management Services of Humble, Inc. and its affiliated companies, or collectively SMS Companies, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On August 1, 2007, the bankruptcy court entered its confirmation order which confirmed the First Amended, Modified Chapter 11 Plan, or the Plan, as presented by SMS Companies and their creditors. The effective date of the Plan was August 10, 2007.

               During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds. In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees. A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid. The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients. The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

               In 2005 SMS Companies obtained a secured credit facility from a financial institution. The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real property on which two of its nursing care facilities operated. By late 2006, SMS Companies were in an "overadvance" position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility. Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. SMS Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings. On January 9, 2007 the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy. Subsequently, on January 17, 2007 the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Plan of Reorganization

During the administration of the SMS Companies bankruptcy reorganization proceedings, it became apparent that there would not be any available funds to pay the claims of the unsecured creditors. Halter Financial Group, Inc., or HFG, was contacted by a legal representative of the SMS Companies to determine whether HFG would participate with the SMS Companies and their creditors in formulating the structure of the Plan to provide an opportunity for the unsecured SMS Companies' creditors to receive payment for all or a portion of their claims. HFG had no affiliation or involvement with any of the SMS Companies prior to the bankruptcy action.

HFG is a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. HFG had previously participated with other companies and their creditors in structuring reorganization plans under Chapter 11 of the Bankruptcy Code which provided, in part, for a debtor with significant unsecured creditors to emerge out of bankruptcy, with the creditors exchanging their claims for equity in the reorganized company. The reorganized company would then seek a merger or business combination with an operating business, which would provide the shareholders with the opportunity to recover all or a portion of their previous claims through appreciation of the stock value after a business combination with a private operating company.

HFG agreed to participate with SMS Companies and their creditors in structuring the Plan. As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option that provided for the issuance of equity securities in each of the 23 SMS Companies, including Senior Management Services of Humble, Inc. in satisfaction of HFG's administrative claims. The option to acquire equity securities in lieu of repayment of the $115,000 administrative claim was exercised by HFG.  Although we are unable to specifically determine how the $115,000 was utilized, we believe that the bankruptcy trustee used the funds to pay administrative expenses, including legal and other fees which were incurred during the structuring and implementation of the Plan.

The Plan provides that HFG will receive approximately 80% of the common stock in each SMS Company and that the unsecured creditors will receive the remaining 20% of the common stock in exchange for their claims. Each creditor will receive its pro rata share of the common stock based on the percentage of its claim to the total amount of the outstanding unsecured claims for each SMS Company in which the creditor holds a claim. Other than receiving 80% of the common stock in each SMS Company, HFG will not receive any additional cash compensation from or equity securities in any of the SMS Companies nor will HFG recoup any portion of the $115,000 payment from any of the SMS Companies.

As provided in the Plan, approximately 80% of our outstanding common stock, or 400,000 shares, was issued to HFG in satisfaction of HFG's administrative claims. The remaining 20% of our outstanding common stock, or 130,612 shares, was issued to 569 holders of unsecured debt. In accordance with the bankruptcy court order, the 530,612 shares, or Plan Shares, were issued pursuant to Section 1145(a) of the Bankruptcy Code.   As further consideration for the issuance of the 400,000 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential merger or acquisition candidate.

The Plan provides that all costs and expenses associated with or related to our reincorporation in the State of Nevada, any subsequent mergers, the issuance of the Plan Shares and any other filings or actions with regard thereto shall be borne solely by HFG.  HFG is responsible for the payment of our operating expenses and  will assist us with formulating the structure of any proposed merger or acquisition. Additionally, HFG is responsible for paying our legal and accounting expenses related to this registration statement and our expenses incurred in consummating a merger or acquisition.  Also, HFG shall not be entitled to receive any repayment of such expenses prior to, or as a conditions of, a merger or acquisition.

Pursuant to the confirmation order, if we do not consummate a business combination prior to August 10, 2012, the Plan Shares will be deemed canceled, we will file dissolution papers with the State of Nevada, the pre-merger or acquisition injunction provisions of the confirmation order, as they pertain to us, shall be deemed dissolved and no discharge will be granted to us, all without further order of the bankruptcy court. If we timely consummate a merger or acquisition with an entity which is engaged in business, we will file a certificate of compliance with the bankruptcy court which will state that the requirements of the Plan have been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order shall then become effective.

Pursuant to the Plan, the pre-confirmation unsecured creditors of Senior Management Services of Humble, Inc. (our predecessor company) agreed to accept Plan Shares in SMSA Humble Acquisition Corp., as reorganized, in lieu of asserting recovery of their claims against the Plan's liquidating trust. As previously discussed, the confirmation order provided for an injunction protecting us from the claims of the pre-confirmation unsecured creditors while we pursue a business combination with an operating business. If we do not consummate a business combination prior to August 10, 2012, our issued Plan Shares will be deemed canceled and we will file dissolution documents with the State of Nevada and will cease to exist. Accordingly, the discharge provided in the Plan to us will not be effective. In such event the pre-confirmation unsecured creditors could attempt to assert their pre-confirmation claims against us and the Plan liquidating trust. However, since the Plan did not contemplate, anticipate or provide that we would accumulate any assets prior to a business combination, we will have no assets against which pre-confirmation creditors could assert their claims upon our dissolution. Further, the Plan did not provide for the retention of any assets or funds to pay the pre-confirmation unsecured creditors if we failed to timely consummate a business combination. Therefore, it is very unlikely that the pre-confirmation unsecured creditors will be able to recover any portion of their pre-confirmation claims.

The SMS Companies bankruptcy case is closed as a final decree has been entered. The confirmation order of the Plan was effective on August 10, 2007. No appeal was filed. There is no continuing jurisdiction being exercised by the bankruptcy court over us, or any of the SMS Companies, other than the acceptance of a certificate of compliance filed by us upon the timely completion of a merger or acquisition.

All 23 SMS Companies, as required by the Plan, will be reorganized with the same corporate structure and with the same business plan as we have and as disclosed by us in this registration statement. However, each SMS Company has a different post confirmation plan date. The post confirmation date for each of the SMS Companies is set forth below:

SMS Company	Post Confirmation Plan Date
SMSA I Acquisition Corp.1	February 10, 2008
SMSA III Acquisition Corp.2	May 10, 2008
SMSA II Acquisition Corp.1	August 10, 2008
SMSA IV Acquisition Corp.1	November 10, 2008
SMSA El Paso I Acquisition Corp.2	February 10, 2009
SMSA North America Acquisition Corp.1	May 10, 2009
SMSA El Paso II Acquisition Corp.2	August 10, 2009

SMSA Palestine Acquisition Corp.2	November 10, 2009
SMSA Houston Acquisition Corp.1	February 10, 2010
SMSA Tyler Acquisition Corp.2	May 10, 2010
SMSA Gainesville Acquisition Corp.2	August 10, 2010
SMSA Crane Acquisition Corp.	November 10, 2010
SMSA Kerrville Acquisition Corp.	February 10, 2011
SMSA Ft. Worth Acquisition Corp.	May 10, 2011
SMSA Shreveport Acquisition Corp.	August 10, 2011
Cora Crane Acquisition Corp.	November 10, 2011
Cora Kerrville Acquisition Corp.	February 10, 2012
SMSA Katy Acquisition Corp.	May 10, 2012
SMSA Humble Acquisition Corp.	August 10, 2012
SMSA Treemont Acquisition Corp.	November 10, 2012
SMSA Dallas Acquisition Corp.	February 10, 2013
SMSA San Antonio Acquisition Corp.	May 10, 2013
SMSA Ballinger Acquisition Corp.	August 10, 2013
_____________________________
1 Did not complete a merger or business combination prior to the post confirmation plan date and has ceased business operations or been dissolved.
2 Completed merger or business combination prior to post confirmation date. See Table in "Item 5-Directors,
  Executive Officers, Promoters and Control Persons."

Effective May 3, 2010, HFG transferred its 400,000 Plan Shares to Halter Financial Investments L.P., or HFI, a Texas limited partnership controlled by Timothy P. Halter.

Timothy P. Halter is the sole officer, director and shareholder of HFG and an officer and member of Halter Financial Investments GP, LLC, general partner of HFI. Mr. Halter has served as our president and sole director since May 3, 2010. Mr. Halter and HFG will assist us with the implementation of our business plan. Although Mr. Halter is unable to estimate the number of hours he will spend on our business affairs each month, he will devote as much of his time as he deems necessary to assist us with the implementation of our business plan.

Business Plan

     Our current business plan is to seek and identify a privately-held operating company desiring to become a publicly held company by combining with us through a reverse merger or acquisition type transaction. Private companies wishing to have their securities publicly traded may seek to merge or effect an exchange transaction with a shell company with a significant stockholder base. As a result of the merger or exchange transaction, the stockholders of the private company will hold a majority of the issued and outstanding shares of the shell company. Typically, the directors and officers of the private company become the directors and officers of the shell company. Often the name of the private company becomes the name of the shell company. We believe that by becoming a reporting company, under the rules and regulations of the Exchange Act, we will become a more suitable candidate to engage in a combination transaction with a privately-held company.

We have no capital and must depend on HFG to provide us with the necessary funds to implement our business plan. HFG will utilize its available capital to provide funds for the implementation of our business plan, including the payment of expenses for conducting due diligence research relating to business combination opportunities and costs associated with consummation of a business combination. Neither HFG nor Mr. Halter intends to borrow any funds if HFG does not have sufficient capital for such costs and expenses.

We intend to seek combination opportunities demonstrating the potential of long-term growth as opposed to short-term earnings. However, at the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition or merger.

Timothy P. Halter will be primarily responsible for investigating business combination opportunities. However, we believe that business opportunities may also come to our attention from various sources, including HFG, professional advisors such as attorneys, and accountants, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. We have no plan, understanding, agreements, or commitments with any individual for such person to act as a finder of opportunities for us.

Our management consists of only one person. Timothy P. Halter, our president and sole director. Mr. Halter will be primarily responsible for conducting our day-to-day operations and will be responsible for implementing our business plan. We will rely solely on the judgment of Mr. Halter when selecting a target company. Mr. Halter will only devote as much of his time as he deems necessary to assist us with the implementation of our business plan. Mr. Halter has not entered into a written employment or consulting agreement with us and he is not expected to do so. The loss of the services of Mr. Halter would adversely affect our ability to implement our business plan.

No discussions regarding the possibility of a business combination are expected to occur until after the effective date of this registration statement. Neither we, or anyone acting on our behalf, have contacted any third parties or had any substantial discussions, formal or otherwise, with respect to a possible business combination, nor have we, or anyone acting on our behalf, identified or located any suitable target candidate, conducted any research or taken any measures, directly or indirectly, to locate or contact a target business. We can give no assurances that we will be successful in finding or acquiring a desirable business opportunity, given the limited funds that are expected to be available to us for implementation of our business plan. Furthermore, we can give no assurances that any combination or acquisition, if they occur, will be on terms that are favorable to us or our current stockholders.

We do not propose to restrict our search for a candidate to any particular geographical area or industry, and therefore, we are unable to predict the nature of our future business operations. Our management's discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

In conjunction with completion of a business acquisition, we anticipate that we will issue an amount of our authorized but unissued common stock that will represent a significant majority of the voting power and equity of our company, which will, in all likelihood, result in stockholders of a target company obtaining a controlling interest in us and thereby reducing the ownership interest of our current stockholders. We may also issue preferred stock to the stockholders of a target company. Holders of preferred stock may have rights, preferences and privileges senior to those of our existing holders of common stock. As a condition of the business combination, HFI, our majority stockholder, may agree to sell or transfer all or a portion of the common stock it owns to provide the target company with majority control. The resulting change in control will likely result in the removal of our present officer and director and a corresponding reduction in, or elimination of, his participation in future business activities.

We may effectuate a business combination with a merger target whose business operations or even headquarters, place of formation or primary place of business are located outside the United States of America. In such event, we may face the significant additional risks associated with doing business in that country. In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers that may make it difficult to evaluate such a merger target, we may encounter ongoing business risks associated with uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability that may be exacerbated in various foreign countries.

Federal and state tax consequences will, in all likelihood, be major considerations in any business combination that we may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both companies and their stockholders, pursuant to various federal and state tax provisions. We intend to structure any business combination so as to minimize the federal and state tax consequences to both our company and the target entity and their stockholders. However, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on both parties to the transaction.

Although there are no restrictions in the Plan for us to engage in a business combination with an entity that is affiliated or controlled by either HFG, HFI or Mr. Halter, we do not currently intend and do not foresee that we will enter into a merger or acquisition transaction with any business which is controlled by or affiliated with HFG, HFI or Timothy P. Halter.

Investigation and Selection of Business Opportunities

The Plan provides that we shall seek a merger with a viable operating business. There are no other criteria required under the Plan. Management has not determined any other criteria in seeking a candidate target business.

Certain types of business acquisition transactions may be completed without requiring us to first submit the transaction to our stockholders for their approval. If the proposed transaction is structured in such a fashion our stockholders (other than HFI our majority stockholder) will not be provided with financial or other information relating to the candidate prior to the completion of the transaction. Generally, equity securities may be issued in a stock exchange, direct stock purchase for cash or property or in a reverse triangle merger, that is the merger of a target business into a subsidiary of the company, without approval of the shareholders of the company. Additionally the Plan provides that the terms and conditions of a proposed reverse merger or acquisition shall be approved by the majority of the members of our board of directors. No vote by the shareholders shall be required. Statutory mergers, that is the merger of a target company directly into the company, typically requires shareholder approval in accordance with the applicable state laws; however, it is anticipated that such a structure will not be used to effect a combination transaction with an operating business.

If a proposed business combination or business acquisition transaction is structured that requires our stockholder approval, and we are a reporting company, we will be required to provide our stockholders with information as applicable under Regulations 14A and 14C under the Exchange Act.

The analysis of business opportunities will be undertaken by or under the supervision of Timothy P. Halter. Although we have not set or determined any criteria for the target business other than that it is an existing operating business, in analyzing potential merger candidates, we will likely consider, among other things, the following factors:

*	Potential for future earnings and appreciation of value of securities;
*	Perception of how any particular business opportunity will be received by the investment community and by our stockholders;
*	Eligibility of a candidate, following the business combination, to qualify its securities for listing on a national exchange or on a national automated securities quotation system, such as NASDAQ;
*	Historical results of operation;
*	Liquidity and availability of capital resources;
*	Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;
*	Strength and diversity of existing management or management prospects that are scheduled for recruitment;
*	Amount of debt and contingent liabilities; and
*	The products and/or services and marketing concepts of the target company.

There is no single factor that will be controlling in the selection of a business opportunity. We will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Because of our limited capital available for investigation and our dependence on HFG and Timothy P. Halter, we may not discover or adequately evaluate adverse facts about the business opportunity to be acquired.

We will also seek candidates desiring to create a public market for their securities in order to enhance liquidity for current stockholders, candidates which have long-term plans for raising capital through public sale of securities and believe that the prior existence of a public market for their securities would be beneficial, and candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the development of a public market for their securities will be of assistance in that process. Companies which have a need for an immediate cash infusion are not likely to find a potential business combination with us to be a prudent business transaction alternative.

We have no current arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity. We may not be successful in identifying and evaluating a suitable merger candidate or in consummating a business combination. We have not selected a particular industry or specific business within an industry for a target company. We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria that we will require a target company to have achieved, or without which we would not consider a business combination with such business entity.

We are unable to predict when we may participate in a business opportunity. We expect, however, that the analysis of specific proposals and the selection of a business opportunity may take several months.

Prior to making a decision to participate in a business transaction, we will generally request that we be provided with written materials regarding the business opportunity containing as much relevant information as possible, including, but not limited to, a description of products, services and company history; management resumes; financial information; available projections, with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks, or service marks, or rights thereto; present and proposed forms of compensation to management; a description of transactions between such company and its affiliates during the relevant periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; audited financial statements, or if audited financial statements are not available, unaudited financial statements, together with reasonable assurance that audited financial statements would be able to be produced to comply with the requirements of a Current Report on Form 8-K to be filed with the Commission upon consummation of the business combination.

As part of our investigation, Timothy P. Halter may meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain provided information, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial and management resources.

Although there are many shell companies seeking a business combination with private operating businesses, some of which are controlled by shareholders which may have more available funds than we have, we believe that we offer to potential target candidates additional unique features that are not common to most existing shell companies Since we were reorganized under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy with a Plan that provides, among other things, upon consummation of a business combination, the pre-confirmation claims of our creditors will be discharged, a potential target candidate will be afforded the protection from any pre-confirmation claims being asserted against us. This will decrease the time and cost to the potential target business in conducting its due diligence investigation. The Plan Shares issued to our shareholders were issued in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code and are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities after the business combination without registration under the Securities Act. This will provide the target business with a shareholder base that can actively participate in market trades and help create an active trading market after the business is qualified for listing on a stock exchange. Also, as a reporting company subject to the rules and regulations of the Exchange Act, the Company's history and operating results are readily available for review and due diligence research which will save the target business time and expense with its investigation process.

Timothy P. Halter is not required to commit his full time to our affairs, which may result in a conflict of interest in allocating his time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. Mr. Halter is engaged in several other business endeavors and is not obligated to contribute any specific number of hours to our affairs. If his other business affairs require him to devote more substantial amounts of time to such interests, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination.  Mr. Halter has not devoted any significant time or services to our business operations as of the date of this registration statement.

Mr. Halter, HFG and HFI, our majority stockholder, are affiliated with other shell companies with business activities similar to those intended to be conducted by us. Mr. Halter, HFG and HFI may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, there may be conflicts of interest in determining to which entity a particular business opportunity should be presented.  If such a conflict of interest should arise between us and another entity in which they have an interest, we believe Mr. Halter, HFG and HFI will consider, in resolving the conflict in our favor, the fact that if we do not consummate a business combination by August 10, 2012, our Plan Shares, including the 400,000 shares held by HFI, will be voided and cancelled and we will discontinue business operations and will file dissolution documents with the State of Nevada. In such event, HFI will not be able to receive any value for the 400,000 shares, and will not have an opportunity through the future sale of the 400,000 shares to recover any of its expenses incurred in supporting our business operations, including the professional expenses incurred in the preparation of this registration statement.

To implement our business plan we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made by Mr. Halter and their fees will be paid by HFG. We anticipate that such persons may be engaged on an as needed basis without a continuing fiduciary or other obligation to us.

Competition

 We are and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of privately held business entities. We expect to encounter substantial competition in our efforts to locate potential business combination opportunities. The competition may in part come from business development companies, venture capital partnerships and corporations, small investment companies and brokerage firms. Most of these organizations are likely to be in a better position than us to obtain access to potential business acquisition candidates because they have greater experience, resources and managerial capabilities than we do. We also will experience competition from other public companies with similar business purposes, some of which may also have funds available for use by an acquisition candidate.

Employees

We have no employees. Our president and sole director, Timothy P. Halter, will be responsible for managing our administrative affairs, including our reporting obligations pursuant to the requirements of the Exchange Act. It is anticipated that HFG and Timothy P. Halter will engage consultants, attorneys and accountants as necessary for us to conduct our business operations and to implement and successfully complete our business plan. We do not anticipate employing any full-time employees until we have achieved our business purpose.

ITEM 1A. RISK FACTORS.

Smaller reporting companies are not required to provide the information required by this item.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Plan of Operation

As a shell company, we have no operations and no or nominal assets. Although we have no assets or operations, we believe we possess a stockholder base which will make us a suitable merger or acquisition candidate to an operating privately-held company seeking to become publicly-held.

Since we were reorganized under Chapter 11 of the Bankruptcy Code and emerged from bankruptcy with a Plan that provides, among other things, upon consummation of a business combination, the pre-confirmation claims of our creditors will be discharged, a potential target candidate will be afforded the protection from any pre-confirmation claims being asserted against us. This will decrease the time and cost to the potential target business in conducting its due diligence investigation. The Plan Shares issued to our shareholders were issued in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code and are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities after the business combination without registration under the Securities Act. This will provide the target business with a shareholder base that can actively participate in market trades and help create an active trading market after the business is qualified for listing on a stock exchange. Also, as a reporting company subject to the rules and regulations of the Exchange Act, the Company's history and operating results are readily available for review and due diligence research which will save the target business time and expense with its investigation process.

We will also seek candidates desiring to create a public market for their securities in order to enhance liquidity for current stockholders, candidates which have long-term plans for raising capital through public sale of securities and believe that the prior existence of a public market for their securities would be beneficial, and candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the development of a public market for their securities will be of assistance in that process. Companies which have a need for an immediate cash infusion are not likely to find a potential business combination with us to be a prudent business transaction alternative.

As discussed in Item 1. Description of Business, we intend to locate and combine with an existing, privately-held company which has in our management's view potential for earnings and appreciation of value of its equity securities, irrespective of the industry in which it is engaged. A combination may be structured as a merger, consolidation, exchange of our common stock for stock or assets or any other form which will result in the combined companies becoming an operating publicly-held corporation.

Pending negotiation and consummation of a business combination, we anticipate that we will have, aside from carrying on our search for a combination partner, no business activities, and, thus, will have no source of revenue. Should we incur any significant liabilities prior to a combination with a private company, we may not be able to satisfy such liabilities as they are incurred, which most likely will negatively impact our ability to consummate a business combination.

If our management pursues one or more combination opportunities beyond the preliminary negotiations stage and those negotiations are subsequently terminated, it is likely that such efforts will exhaust our ability to continue to seek such combination opportunities before any successful combination can be consummated.

               Our management does not intend to pursue any combination proposal beyond the preliminary negotiation stage with any combination candidate which does not furnish us with audited financial statements for its historical operations or can furnish audited financial statements in a timely manner. HFG may engage attorneys and/or accountants to investigate a combination candidate and to consummate a business combination. We may require payment of fees by such merger candidate to fund all or a portion of such expenses. To the extent we are unable to obtain the advice or reports from experts, the risks of any combined business combination being unsuccessful will be enhanced.

               We are not registered and we do not propose to register as an investment company under the Investment Company Act of 1940. We intend to conduct our business activities so as to avoid application of the registration and other provisions of the Investment Company Act of 1940 and the related regulations thereunder.

We have no operating history, no cash, no assets and our business plan has significant business risks. Because of these factors our Independent Registered Certified Public Accounting Firm has issued an opinion on our financial statements that states that our financial statements were prepared assuming we will continue as a going concern and further states that since we have no viable operations or significant assets and are dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of our corporate entity there exists substantial doubt about our ability to continue as a going concern. Our plans concerning these matters are discussed in Item 1 " Description of Business and Note D to the notes to the accompanying audited financial statements. Our future is dependent on our ability to successfully execute our business plan prior to August 10, 2012. If we fail to do so for any reason, we would not be able to continue as a going concern, the Plan Shares will be cancelled, injunction provisions of the confirmation order, as they pertain to us, shall be deemed dissolved and no discharge will be granted to us, all without further order of the bankruptcy court.

Pursuant to the Plan our unsecured pre-confirmation creditors were issued shares of our common stock in exchange for their claims. As previously noted, the consummation order provided for an injunction and discharge protecting us from the claims of our pre-confirmation creditors while we pursue a business combination with an operating business. If we do not consummate a business combination by August 10, 2012, the Plan Shares will be deemed void and cancelled, the injunction with respect to restricting pre-confirmation creditors from asserting claims against us will be dissolved, and the discharge provided us under the Plan will not be made effective. Our stockholders as such will cease to exist and they will revert back to their position as our unsecured pre-confirmation creditors and will be able to assert and attempt to collect their pre-confirmation claims. Since we have no assets and will cease business operations if we do not timely consummate a business combination, it is very unlikely our creditors will recover any portion of their pre-confirmation claims.

Liquidity and Capital Resources.

We have no operations and will not generate any revenue until we consummate a business combination. We will need funds to support our operation and implementation of our plan of operation and to comply with the periodic reporting requirements of the Exchange Act. HFG is obligated to fund the expenses in implementing our plan of operation and to fund our operating expenses until we complete a business combination. We believe sufficient working capital will be provided by HFG through August 10, 2012 to support and preserve the integrity of our corporate entity and to fund the implementation of our business plan.

Although, we have no current plans, proposals, arrangements or understandings with respect to the sale or issuance of additional securities prior to the identity of a merger or acquisition candidate and we do not anticipate that we will incur any significant debt prior to a consummation of a business combination, we may in the future compensate providers of services by issuances of securities.

ITEM 3. DESCRIPTION OF PROPERTY

We do not own property. We currently maintain a mailing address at 174 FM 1830, Argyle, TX 76226. Our telephone number is (972) 233-0300. Other than this mailing address, we do not currently maintain any other office facilities, and do not anticipate the need for maintaining office facilities at any time until we complete a business combination. We pay no rent or other fees for the use of the mailing address. The facilities are also used by HFG for its business operations. HFG provides us with the use of office equipment and administrative services as necessary to conduct our business activities, including the implementation of our business plan.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at December 10, 2010, regarding the beneficial ownership of our common stock of each person or group known by us to beneficially own 5% or more of our outstanding shares of common stock; each of our executive officers and directors; and all our executive officers and directors as a group:

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares as beneficially owned by them.

Name and Address(2)	Shares Beneficially Owned(1)
	Number	Percent(3)

Halter Financial Investments, LP(4)	400,000	75.4

Timothy P. Halter (4)	400,000	75.4

Donald Hardy(5)	31,000	5.8

Chloe Kaufman (5)	31,000	5.8

Estate of Ina Tarrant (5)	31,000	5.8

Directors and officers as a group(6)	400,000	75.4
(1 person)

(1) On December 10, 2010 there were 530,612 shares of our common stock outstanding and no shares of preferred stock issued and outstanding. We have no outstanding stock options or warrants.
(2) Under applicable SEC rules, a person is deemed the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person's economic interest in the security. Under SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security.

(3) In determining the percent of voting stock owned by a person (a) the numerator is the number of shares of common stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 530 612 shares of common stock outstanding and (ii) any shares of common stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

(4) Halter Financial Investments, L.P. ("HFI") is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company ("HFI GP"), is the sole general partner. The limited partners of HFI are: (i) TPH Capital, LP., a Texas limited partnership of which TPH Capital GP, LLC, a Texas limited liability company ("TPH GP"), is the general partner and Timothy P. Halter is the sole member of TPH GP, (ii) Bellifield, LP, a Texas limited partnership of which Bellifield Capital Management, LLC, a Texas limited liability company ("Bellifield LLC") is the sole general partner and David Brigante is the sole member of Bellified LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP LLC, a Texas limited liability company ("Colhurst LLC"), is the general partner and George L. Diamond is the sole member of Colhurst LLC; and (iv) Rivergreen Capital, LLC, a Texas limited liability company ("Rivergreen LLC"), of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI. HFI's address is 174 FM 1830, Argyle, TX 76226.

(5) Donald Hardy, Chloe Kaufman and Estate of Ina Tarrant are joint tenants in common and are each deemed beneficial owners of the 31,000 shares.  Their address is c/o Mike Freden, Noteboom Law Firm, 669 Airport Freeway, Suite 100, Hurst, Texas 76053

(6) Timothy P. Halter, our sole officer and director, is deemed one of the beneficial owners of the 400,000 shares owned by HFI.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as follows:

Name	Age	Positions Held
Timothy P. Halter	44	President, Chief Executive Officer,
		Secretary, Chief Financial Officer and Sole Director

Our directors serve until the next annual meeting of stockholders or until their successors are duly elected and have qualified. Directors are elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between Mr. Halter or any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect directors to our board. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs. Our board of directors does not have any committees at this time.

Timothy P. Halter. Mr. Halter, age 44, has served as our sole officer and director since May 3, 2010, Mr. Halter is primarily responsible for implementing our business plan. Since 1995, Mr. Halter has been the president and the sole stockholder of Halter Financial Group, Inc., a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. In September 2005, Mr. Halter and other minority partners formed HFI. HFI conducts no business operations. Mr. Halter currently serves as a director of DXP Enterprises, Inc., a public corporation (Nasdaq: DXPE), and is an officer and director of Marketing Acquisition Corp. and SMSA Crane Acquisition Corp., each a Nevada corporation.  Except for DXP Enterprises, each of the afore-referenced companies for which Mr. Halter acts as an officer and director may be deemed shell corporations.  Mr Halter is also an officer and director of WLT Brothers Holding, Inc., a private holding company.   Mr. Halter will devote as much of his time to our business affairs as he deems may be necessary to implement our business plan.

Mr. Halter has significant experience acting in the capacity of the principal stockholder, a director and an executive officer of blank check companies. As demonstrated by the number of reverse merger transactions detailed in the below table, we believe that Mr. Halter possesses the attributes, experience, and qualifications necessary to effect the Company's stated business plan. Furthermore, given Mr. Halter's abilities and the Company's limited financial resources, the Company has determined that it is in its best interests for Mr. Halter to serve as both the Company's principal executive officer as well as Chairman of the Board of Directors. Since Mr. Halter serves as the Company's sole director there is no designated lead director, and therefore, any and all risk oversight and risk management matters are the responsibility of Mr. Halter.

The following table identifies those companies with which Mr. Halter has been affiliated during the past five years that operated as a blank check company at some point in their history and whose securities were registered under the Exchange Act. The table also details Mr. Halter's prior and present involvement with each referenced company and the status of each company's business operations immediately after the change of control. The business descriptions provided below were derived from the respective entities' periodic reports as filed with the SEC as a result of the change of control.

                As noted in the table below, Mr. Halter is currently a director, officer and principal shareholder of Marketing Acquisition Corp. and SMSA Crane Acquisition Corp., each a Nevada corporation. Regarding the other companies listed in the table, Mr. Halter was not affiliated with any of the operating businesses prior to the consummation of the reverse merger transaction and resigned as an officer and director upon consummation of the transaction. After the merger transaction, Mr. Halter did not participate in the management of any of the companies and ceased being a principal shareholder.

In addition to the companies listed below, Mr. Halter is an officer, director, and beneficial shareholder of certain of the SMS Companies entities discussed in "Item 1. Description of Business " Plan of Reorganization," including SMSA Kerrville Acquisition Corp., SMSA Ft. Worth Acquisition Corp., SMSA Shreveport Acquisition Corp., SMSA Katy Acquisition Corp. and SMSA Treemont Acquisition Corp.

It is specifically noted that the relative success or failure of any of the entities referenced below subsequent to Mr. Halter's affiliation should not be deemed an indication of the possibility of our success or failure upon the completion of our current plan of operations.

Name of Registrant	Date of Registration/SEC File Number	Nature of Interest	Status Immediately After Change of Control
Athersys, Inc. (formerly BTHC VI, Inc.)	Form 10 filed on July 6, 2006; SEC File Number 000-52108
Mr. Halter has sold a portion of his shares and is currently a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on June 8, 2007.
The company was engaged in the business of developing therapeutic product candidates.
BTHC VII, Inc.	Form 10 filed on July 10, 2006; SEC File Number 000-52123
Mr. Halter acquired control on June 7, 2005. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on July 27, 2007.  Mr. Halter sold a portion of his shares and is currently a minority shareholder.
The company was engaged in the business of operating a chain of retail jewelry stores.
BTHC VIII, Inc.	Form 10-SB filed on September 21, 2006; SEC File Number 0-52232
Mr. Halter acquired control on August 7, 2006. Mr. Halter resigned as an officer and director of the Company as a result of a change in control transaction completed on February 12, 2009.   Mr. Halter sold a portion of his shares and is currently a minority shareholder.
The company was engaged in the business of manufacturing heat exchange products.
BTHC X, Inc.	Form 10 filed on September 22, 2006; SEC File Number 0-52237
Mr. Halter acquired control on August 16, 2006. Mr. Halter resigned as an officer and director of the Company as a result of a change in control transaction completed on May 21, 2009.  Mr. Halter has not sold any shares and is currently a minority shareholder.
The company is engaged in arranging international shipping facilities for its customers.
BTHC XIV, Inc.	Form 10-SB filed on July 9, 2007; SEC File Number 000-52722
Mr. Halter acquired control on August 16, 2006.  Mr. Halter resigned as its sole officer and director upon the closing of a change in control transaction completed on June 1, 2010.   Mr. Halter has not sold any shares and is currently a minority shareholder.
The company intends to engage in the restaurant/sports bar business.
BTHC XV	Form 10-SB filed on September 13, 2007; SEC File Number 0-52808
Mr. Halter acquired control on August 16, 2006 and resigned as its sole officer and director upon a change in control on October 18, 2010.  Mr Halter has not sold any shares and is currently a minority shareholder.
The company is a travel agency business located in China.

China Pharma Holdings, Inc.	Form 10 filed on February 15, 2000; SEC File Number 000-29523
Mr. Halter acquired a controlling interest in the company on May 11, 2005, and acted as its sole officer and director until the completion of a change in control transaction on October 20, 2005. Mr. Halter has sold all of this stock in this company.
The company was engaged in providing research, development, manufacturing and sale of bio-pharmaceutical products.
China Ritar Power Corp. (formerly Concept Ventures Corp.)	Form 10-SB filed on April 29, 1999; SEC File Number 000-25901
Mr. Halter has sold a portion of his stock and currently is a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on February 16, 2007.
The company was in the business as a manufacturer of lead acid batteries.
Energroup Holdings Corp.	The company originally became obligated to file reports with the SEC in 2001 with the filing of a Registration Statement on Form 10-SB (File Number 0- 32873).
Mr. Halter acquired a controlling interest in the company on May 22, 2007, and acted as its sole officer and director until his resignation as a result of a change in control transaction completed on December 31, 2007. Mr. Halter has not sold any stock and currently is a minority stockholder of the company
The company was a provider of packaged and processed pork products in China.
Fashion Tech International, Inc. (currently doing business as China Nutrifruit Group, Inc.)	The company became a public Company in 1984: SEC file Number 2-93231-NY
Mr. Halter acquired a controlling interest in the company on October
18, 2007. A change in control transaction was completed on August 14, 2008. Mr. Halter is not an officer or director of this Company.  Mr. Halter has sold a portion of his stock and currently is a minority stockholder.
The company was a provider of fruit and vegetable products.
Hong Kong Winalite Group, Inc.	Form SB-2 filed on July 21, 1999; SEC File Number 333- 83375
Mr. Halter acquired a controlling interest in the company on October 1, 2007. A change in control transaction occurred on December 28, 2007. Mr. Halter has sold a portion of his stock and currently is a minority stockholder of the company.
The company was in the business as a manufacturer of feminine hygiene products.
International Stem Cell Corp. (formerly BTHC III, Inc.)	Form 10 filed on April 4, 2006; SEC File Number 000-51891	Mr. Halter has sold all of his stock in this company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on December 28, 2006.	The company was engaged in the business of developing therapeutic products.

Marketing Acquisition Corp.	Form 10 filed on June 21, 2006; SEC File number 000-52072.	Mr. Halter acquired control of the Company on March 20, 2007 and continues to serve as its sole director, officer and control beneficial stockholder.	The Company is a shell company.
MGCC Investment Strategies, Inc.	The company became public via the filing of a SB-2 registration statement filed in October 2001, SEC File Number 000-50883
Mr. Halter has sold a portion of his stock and currently is a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of the change in control transaction completed on June 22, 2006.
The company was in the business as a manufacturer of auto parts.
Millennium Quest, Inc.	The company became public via the filing of a Form 10 registration statement filed in September 2000, SEC File Number 000-31619
Mr. Halter has sold a portion of his stock and currently is a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of the change in control transaction completed on May3, 2007.
The company was a manufacturer of dried food products.
Nevstar Corporation (currently doing business as Golden Elephant Glass Technology, Inc.)	The Company filed a registration statement on Form S-1 on September 24, 1997; SEC File Number 000-21071
Mr. Halter acquired control of the company on October 11, 2005 and until the closing of a change in control transaction on March 31, 2008 served as its sole officer and director.  Mr. Halter has not sold any stock and is currently a minority stockholder.
The company was a manufacturer of windshield and similar glass products.
Point Acquisition Corp.	The company became public via the filing of a Form 10 registration statement filed in September 2005, SEC File Number 000-51527
Mr. Halter has sold a portion of his stock and currently is a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of the change in control transaction completed on April 25, 2007
The company was engaged in the business of manufacturing monolithic refractory products.
Redpoint Bio Corp. (formerly Robcor Properties, Inc.)	The company became public via the filing of a SB-2 registration statement filed on May 19, 2005; SEC File Number 000-51708
Mr. Halter has not sold any stock and is currently a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on March 12, 2007.
The company was engaged in the development of biotech products.

RTO Holdings, Inc.	The Company originally became public in 1986 pursuant to the filing of a registration statement under the Securities Act of 1933; SEC File Number 000-15579
Mr. Halter acquired control of the company on June 21, 2006 and served as its sole officer and director until August 29, 2006 when a change in control transaction was consummated. Mr. Halter has not sold any stock and is currently a minority stockholder.
The company was engaged in the development and operation of ethanol manufacturing facilities.
SMSA El Paso I Acquisition Corp. (currently doing business as Latin America Ventures, Inc.)	Form 10 filed on March 12, 2008: SEC File Number 000-53132	Mr. Halter acquired control in September, 2007. A change in control transaction was completed on November 18, 2008. Mr. Halter has not sold any stock and is currently a minority stockholder.	The company is seeking to consummate a combination transaction with an operating business located in Latin America and is deemed a shell company under the SEC's definition of same.
SMSA El Paso II Acquisition Corp.	Form 10 filed on July 18, 2008; SEC File Number 000-53334
Mr. Halter acquired control in May, 2008. Mr. Halter does not serve as an officer and director of the Company. Mr. Halter is a minority shareholder as a result of a change in control transaction completed on August 11, 2009.  Mr. Halter has not sold any stock in this company.
The Company is seeking to consummate a combination transaction with an operating business located in Asia and is a shell company under the SEC's definition of same.
SMSA Gainesville Acquisition Corp.	Form 10 filed on October 21, 2009; SEC File Number 000-53803
Mr. Halter acquired control on September 9, 2009 and currently serves as a director .  The company completed a change in control transaction on August 4, 2010.  Mr. Halter has not sold any stock in this company.
The Company is in the fitness club development business.
SMSA Crane Acquisition Corp.	Form 10 filed on October 8, 2009; SEC File Number 000-53800	Mr. Halter acquired control of the Company on September 9, 2009 and currently serves as its sole director, officer and control beneficial stockholder.	The Company is a shell company.
SMSA Palestine Acquisition Corp.	Form 10 filed on July 22, 2008; SEC File Number 000-53343
Mr. Halter acquired control in March, 2008. Mr. Halter does not serve as an officer or director of the Company. Mr. Halter is a minority shareholder as a result of a change in control transaction completed on November 4, 2009.  Mr. Halter has not sold any stock in this company.
The Company is in the restaurant development business.
Sutor Technology, Inc.	The company originally became obligated to file reports with the SEC as the result of its 1989 filing of a registration statement on Form SB-2; SEC File Number 333-83351.
Mr. Halter sold a portion of his stock and currently is a minority stockholder of the company. Mr. Halter resigned as an officer and director of the company as a result of a change in control transaction completed on February 1, 2007.
The company was engaged in the business of manufacturing and selling steel fabrication products.
Winner Medical Group, Inc.	The company originally became obligated to file reports with the SEC as the result of its 1989 filing of a registration statement on Form S-18; SEC File Number 000-16547.
Mr. Halter acquired a controlling interest in the company on November 4, 2005, and acted as its sole officer and director until the completion of a change in control transaction on December 16, 2005. Mr. Halter has sold a portion of his stock and currently is a minority stockholder of the company.
The company was involved in the development, manufacturing and marketing of medical dressings and medical disposables.

Yuhe International, Inc.	Form SB-2 filed in September 1999; SEC File Number 333- 83125
Mr. Halter acquired a controlling interest in the company on November 6, 2007. A change in control transaction occurred on March 12, 2008. Mr. Halter has sold a portion of his stock and currently is a minority stockholder of the company.
The company was engaged in operating chicken hatcheries.
Zeolite Exploration Company	The company originally became public with the filing of a Registration Statement on Form SB-2 on October 23, 2002; SEC File Number 333-74670
Mr. Halter acquired a controlling interest in the company on November 30, 2005, and acted as its sole officer and director until the completion of a change in control transaction on March 31, 2006. Mr. Halter has sold all of his stock in the company
The company operated a nano-precipitated calcium carbonate manufacturing company in China.

ITEM 6. EXECUTIVE COMPENSATION

Executive Officers

No officer or director has received any compensation from us. Until we consummate a business combination, it is not anticipated that any officer or director will receive compensation from us.

We have no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees.

               Our board of directors appoints our executive officers to serve at the discretion of the board. Timothy P. Halter is our sole officer and director. Our directors receive no compensation from us for serving on the board. Until we consummate a business combination, we do not intend to reimburse our officers or directors for travel and other expenses incurred in connection with attending the board meetings or for conducting business activities.

Executive Compensation

Timothy P. Halter has received no compensation from us nor have we accrued any cash or non-cash compensation for his services since he was elected as an officer and director. He will not receive any compensation from us for his services as our sole officer and director until after we complete a business combination.

We do not have any employment or consulting agreements with any parties nor do we have a stock option plan or other equity compensation plans.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than the participation of HFG and Timothy P. Halter in our plan of reorganization and the issuance to HFG of 400,000 shares of our common stock for satisfaction of certain administrative claims and for HFG's agreement to provide us with certain services as discussed in "Item 1- Description of Business", there are no relationships or transactions between us and any of our directors, officers and principal stockholders.

ITEM 8. LEGAL PROCEEDINGS

Other than being subject to the provisions of the Plan and confirmation order, we are not a party to any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market for our securities. We will seek to make our shares eligible for quotation on the OTC Bulletin Board. However, the Plan provides that no active trading market shall exist for our securities until after the consummation of a business combination. No assurance can be given that an active market will exist after we complete a business combination. The Plan further provides that our stockholders are enjoined from trading, selling or assigning their Plan Shares until we consummate a transaction. HFG, however, may transfer in a private transaction, a portion of its shares of our common stock prior to the consummation of a business combination to a single transferee or group of transferees under common control and to HFG employees and representatives, subject to compliance with applicable federal and state securities laws. Any such transferee shall be subject to the same restrictions as applicable to HFG under the Plan.

Effective May 3, 2010, HFG transferred 400,000 Plan Shares to its affiliate, HFI.

We have no equity compensation or other types of employee benefit plans.

Transfer Agent

We have engaged Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 (telephone number 469.633.0100) as our transfer agent. The Plan Shares have been issued and are being held by the transfer agent until a business combination is consummated.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. In the event we enter into a business combination with another company, we anticipate that management will continue furnishing annual reports to stockholders. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. Upon effectiveness of this registration statement, we intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Holders. As of December 10, 2010, there were a total of 530,612 shares of our common stock outstanding, held by approximately 569 stockholders of record.

Dividends. We have not declared any dividends on our common stock since inception and do not intend to pay dividends on our common stock in the foreseeable future.

Securities Eligible for Future Sale

We relied, based on the confirmation order we received from the Bankruptcy Court, on Section 1145(a) (1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act of 1933, as amended, both the offer of the Plan Shares which may have been deemed to have occurred through the solicitation of acceptances of the plan of reorganization and the issuance of the Plan Shares pursuant to the plan of reorganization. In general, offers and sale of securities made in reliance on the exemption afforded under Section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, are free to resell such securities without registration under the Securities Act.

We currently do not have any outstanding restricted securities as defined in Rule 144. We do not intend to issue any securities prior to consummating a business transaction. The securities we issue in a merger transaction will most likely be restricted securities. Since we are a blank check or shell company, we believe the resale of restricted securities we issue in a merger transaction will be subject to the restrictions as stated below.

    Rule 144

On February 15, 2008 amendments to Rule 144 became effective and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total number of securities of the same class then outstanding; or

●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, which we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

     Restrictions on the Reliance of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;

●
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

    Rule 145

In the business combination context, Rule 145 has imposed on affiliates of either the acquiror or the target company restrictions on public resales of securities received in a business combination, even where the securities to be issued in the business combination were registered under the Securities Act. These restrictions were designed to prevent the rapid distribution of securities into the public markets after a registered business combination by those who were in a position to influence the business combination transaction. The recent adopted amendments to Rule 145 eliminate these restrictions in most circumstances.

Under the new amendments, affiliates of a target company who receive registered shares in a Rule 145 business combination transaction, and who do not become affiliates of the acquiror, will be able to immediately resell the securities received by them into the public markets without registration (except for affiliates of a shell company as discussed in the following section). However, those persons who are affiliates of the acquiror, and those who become affiliates of the acquiror after the acquisition, will still be subject to the Rule 144 resale conditions generally applicable to affiliates, including the adequate current public information requirement, volume limitations, manner-of-sale requirements for equity securities, and, if applicable, a Form 144 filing.

    Application of Rule 145 to Shell Companies

Public resales of securities acquired by affiliates of acquirers and target companies in business combination transactions involving shell companies will continue to be subject to restrictions imposed by Rule 145. If the business combination transaction is not registered under the Securities Act, then the affiliates must look to Rule 144 to resell their securities (with the additional Rule 144 conditions applicable to shell company securities). If the business combination transaction is registered under the Securities Act, then affiliates of the acquirer and target company may resell the securities acquired in the transaction, subject to the following conditions:

●	The issuer must meet all of the conditions applicable to shell companies under Rule 144;

●
After 90 days from the date of the acquisition, the affiliates may resell their securities subject to Rule 144's volume limitations, adequate current public information requirement, and manner-of-sale requirements;

●
After six months from the date of the acquisition, selling security-holders who are not affiliates of the acquirer may resell their securities subject only to the adequate current public information requirement of Rule 144; and

●	After one year from the date of the acquisition, selling security-holders who are not affiliates or the acquirer may resell their securities without restriction.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the plan of reorganization, we issued an aggregate of 530,612 shares of our common stock to 569 of our holders of unsecured debt and administrative claims. Such shares were issued in accordance with Section 1145 under the United States Bankruptcy Code and the transaction was thus exempt from the registration requirements of Section 5 of the Securities Act of 1933.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Our authorized capital stock consists of 100 million shares of common stock and 10 million shares of preferred stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Provisions Having A Possible Anti-Takeover Effect

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Sections 78.751 and 78.752 of the Nevada Revised Statues, the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The registrant's Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

●
The registrant must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by the registrant's board of directors, so indemnify its officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

●
The registrant may at the discretion of its board of directors purchase and maintain insurance on behalf of the registrant and any person whom it has power to indemnify pursuant to law, its articles of incorporation, its bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Our Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

               We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

               Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Nevada Revised Statutes and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by SMSA Humble Acquisition Corp., of expenses incurred or paid by a director, officer or controlling person of SMSA Humble Acquisition Corp, in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial information beginning on page F-l hereof is provided in accordance with the requirements of Article 8 of Regulation S-X and Item 302 of Regulation S-K.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	See the index to financial statements on page F-2 hereof.
(b)	Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit		Description of Exhibit

2.1*
First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2*		Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.
2.3*		Notice of Entry of Confirmation Order dated August 10, 2007.
3.1*		Agreement and Plan of Merger by and between Senior Management Services of Humble, Inc. and SMSA Humble Acquisition Corp. dated May 3, 2010.
3.2*		Articles of Merger as filed with the Secretary of State of the State of Nevada on May 12, 2010.
3.3*		Articles of Merger as filed with the Secretary of State of the State of Texas on May 12, 2010.
3.4*		Articles of Incorporation of SMSA Humble Acquisition Corp.
3.5 *		Certificate of Correction filed on July 14, 2010 with the Secretary of State of the State of Nevada which corrected the inaccuracy stated in Article III of the Articles of Incorporation that the Corporation is authorized to issue 10,000 shares of preferred stock instead of the correct number of 10,000,000 shares of preferred stock.
3.6*		Bylaws of SMSA Humble Acquisition Corp.
4.1*		Form of common stock certificate.

	*	Previously filed as an exhibit to the Company's registration statement on Form 10 filed with the Commission on October 29, 2010 and which is incorporated herein by reference.

SMSA Humble Acquisition Corp.
(a development stage company)

Contents

Page

Report of Registered Independent Certified Public Accounting Firm	F-2

Financial Statements

Restated Balance Sheets
as of September 30, 2010, December 31, 2009 and 2008	F-3

Statement of Operations and Comprehensive Loss
for the nine months ended September 30, 2010,
the years ended December 31, 2009 and 2008 and
for the period from August 1, 2007 (date of bankruptcy
settlement) through September 30, 2010	F-4

Restated Statement of Changes in Stockholders' Equity
for the period from August 1, 2007 (date of bankruptcy settlement)
through September 30, 2010	F-5

Restated Statement of Cash Flows
for the nine months ended September 30, 2010,
the years ended December 31, 2009 and 2008 and
for the period from August 1, 2007 (date of bankruptcy
settlement) through September 30, 2010	F-6

Notes to Financial Statements	F-7

LETTERHEAD OF S. W. HATFIELD, CPA

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
SMSA Humble Acquisition Corp.

We have audited the accompanying restated balance sheets of SMSA Humble Acquisition Corp. (a Nevada corporation and a development stage company) as of September 30, 2010, December 31, 2009 and 2008 and the related statements of operations and comprehensive loss, restated changes in stockholders' equity (deficit) and restated cash flows for the nine months ended September 30, 2010, the years ended December 31, 2009 and 2008 and for the period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2010.  These financial statements are the sole responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMSA Humble Acquisition Corp. (a development stage company) as of September 30, 2010, December 31, 2009 and 2008 and the results of its operations and cash flows for the nine months ended September 30, 2010, the years ended December 31, 2009 and 2008 and for the period from August 1, 2007 through September 30, 2010, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note D to the financial statements, the Company has no viable operations or significant assets and is dependent upon significant stockholders to provide sufficient working capital to maintain the integrity of the corporate entity.  These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note D.  The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

We initially issued a Report of Independent Certified Public Accountants (Report) on the above listed financial statements on October 26, 2010.   Subsequent to the date of that Report, Management of the Company discovered that certain payments of expenses by the Company’s controlling stockholder as required by the Plan of Reorganization had not been recorded in accordance with the Plan of Reorganization in the Company’s balance sheet.  Accordingly, this matter created a situation requiring the restatement of the Company’s balance sheet as of September 30, 2010, December 31, 2009 and 2008 and for the nine months ended September 30, 2010, the years ended December 31, 2009 and 2008 and for the period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2010, respectively.  The results of these findings resulted the reclassification of an approximate $5,766 from current liabilities to additional paid-in capital in the accompanying balance sheet, statement of changes in stockholders equity (deficit) and cash flows.

Accordingly, we withdraw our opinion dated October 26, 2010.  No reliance should be placed on this opinion.

S. W. HATFIELD, CPA
Dallas, Texas
December 8, 2010

SMSA Humble Acquisition Corp.
(a development stage company)
Restated Balance Sheets
September 30, 2010, December 31, 2009 and 2008

	September 30,	December 31,	December 31,
	2010	2009	2008

ASSETS
Current Assets
Cash on hand and in bank	$-	$-	$-
Due from controlling shareholder	-	-	115

Total Assets	$-	$-	$115

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable - trade	$-	$5,374	$5,374

Total Liabilities	-	5,374	5,374

Commitments and Contingencies

Stockholders' Equity (Deficit)
Preferred stock - $0.001 par value
10,000,000 shares authorized.
None issued and outstanding	-	-	-
Common stock - $0.001 par value.
100,000,000 shares authorized.
530,612 shares issued and outstanding	531	531	531
Additional paid-in capital	9,705	861	469
Deficit accumulated during the development stage	(10,236)	(6,766)	(6,259)

Total Stockholders' Equity (Deficit)	-	(5,374)	(5,374)

Total Liabilities and
Stockholders’ Equity (Deficit)	$-	$-	$115

The accompanying notes are an integral part of these financial statements.

SMSA Humble Acquisition Corp.
(a development stage company)
Statements of Operations and Comprehensive Loss
Nine months ended September 30, 2010,
Years ended December 31, 2009 and 2008 and
Period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2010

				Period from
				August 1, 2007
				(date of
				bankruptcy
	Nine months	Year	Year	settlement)
	ended	ended	ended	through
	September 30,	December 31,	December 31,	September 30,
	2010	2009	2008	2010

Revenues	$-	$-	$-	$-

Operating expenses
Reorganization costs	-	-	2,874	2,874
Professional fees	2,600	-	3,385	5,985
Other general and
administrative costs	870	507	-	1,377

Total operating expenses	3,470	507	6,259	10,236

Loss from operations	(3,470)	(507)	(6,259)	(10,236)

Provision for income taxes	-	-	-	-

Net Income (Loss)	(3,470)	(507)	(6,259)	(10,236)

Other comprehensive income	-	-	-	-

Comprehensive Income (Loss)	$(3,470)	$(507)	$(6,259)	$(10,236)

Loss per weighted-average share
of common stock outstanding,
computed on net loss - basic
and fully diluted	$(0.01)	nil	$(0.01)	$(0.02)

Weighted-average number of shares
of common stock outstanding -
basic and fully diluted	530,612	530,612	530,612	530,612

The accompanying notes are an integral part of these financial statements.

SMSA Humble Acquisition Corp.
(a development stage company)
Restated Statement of Changes in Stockholders’ Equity (Deficit)
Period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2010

				Deficit
				accumulated
			Additional	during the
	Common	Stock	paid-in	development
	Shares	Amount	capital	stage	Total

Stock issued pursuant to plan of
reorganization at bankruptcy
settlement date on August 1, 2007	530,612	$531	$469	$-	$1,000

Net loss for the period from August 1,
2007 (date of bankruptcy settlement)
to December 31, 2007	-	-	-	-	-

Balances at December 31, 2007	530,612	531	469	-	1,000

Net loss for the year	-	-	-	(6,259)	(6,259)

Balances at December 31, 2008	530,612	531	469	(6,259)	(5,259)

Capital contributed to support
operations by controlling stockholder	-	-	392	-	392

Net loss for the year	-	-	-	(507)	(507)

Balances at December 31, 2009	530,612	531	861	(6,766)	(5,374)

Capital contributed to support
operations by controlling stockholder	-	-	8,844	-	8,844

Net loss for the period	-	-	-	(3,470)	(3,470)

Balances at September 30, 2010	530,612	$531	$9,705	$(10,236)	$-

The accompanying notes are an integral part of these financial statements.

SMSA Humble Acquisition Corp.
(a development stage company)
Restated Statement of Cash Flows
Nine months ended September 30, 2010,
Years ended December 31, 2009 and 2008 and
Period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2010

				Period from
				August 1, 2007
				(date of
				bankruptcy
	Nine months	Year	Year	settlement)
	ended	ended	ended	through
	September 30,	December 31,	December 31,	September 30,
	2010	2009	2008	2010

Cash Flows from Operating Activities
Net income (loss) for the period	$(3,470)	$(507)	$(6,259)	$(10,236)
Adjustments to reconcile net loss
to net cash provided by
operating activities
Depreciation	-	-	-	-
Increase (Decrease) in
Accounts payable	(5,374)	-	5,374	-

Net cash provided by operating activities	(8,844)	(507)	(885)	(10,236)

Cash Flows from Investing Activities	-	-	-	-

Cash Flows from Financing Activities
Cash funded from bankruptcy trust	-	115	885	1,000
Working capital contributed
by majority stockholder	8,844	392	-	9,236

Net cash provided by financing activities	8,844	507	885	10,236

Increase in Cash	-	-	-	-

Cash at beginning of period	-	-	-	-

Cash at end of period	$-	$-	$-	$-

Supplemental Disclosure of
Interest and Income Taxes Paid
Interest paid during the period	$-	$-	$-	$-
Income taxes paid during the period	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements
September 30, 2010, December 31, 2009 and 2008

Note A - Background and Description of Business

SMSA Humble Acquisition Corp. (Company) was organized on May 3, 2010 as a Nevada corporation to effect the reincorporation of Senior Management Services of Humble, Inc., a Texas corporation, mandated by the plan of reorganization discussed below.

The Company’s emergence from Chapter 11 of Title 11 of the United States Code on August 1, 2007 created the combination of a change in majority ownership and voting control - that is, loss of control by the then-existing stockholders, a court-approved reorganization, and a reliable measure of the entity’s fair value - resulting in a fresh start, creating, in substance, a new reporting entity.  Accordingly, the Company, post bankruptcy, has no significant assets, liabilities or operating activities.  Therefore, the Company, as a new reporting entity, qualifies as a “development stage enterprise” as defined in Development Stage Entities topic of the FASB Accounting Standards Codification and as a shell company as defined in Rule 405 under the Securities Act of 1933, (Securities Act), and Rule 12b-2 under the Securities Exchange Act of 1934, (Exchange Act).

In accordance with the confirmed plan of reorganization, our current business plan is to seek to identify a privately-held operating company desiring to become a publicly held company by merging with the Company through a reverse merger or acquisition.

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code

On January 17, 2007, Senior Management Services of Humble, Inc. and its affiliated companies (SMS Companies or Debtors) filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  During the three years prior to filing the reorganization petition, SMS Companies operated a chain of skilled nursing homes, located principally in Texas, which prior to the bankruptcy proceedings consisted of a total of 14 separate nursing facilities, ranging in size from approximately 114 beds to 325 beds.  In the aggregate, SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees.  A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid.  The SMS Companies facilities provided round-the-clock care for the health, well-being, safety and medical needs of its patients.  The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.  In 2005, SMS Companies obtained a secured credit facility from a financial institution.  The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million which was utilized for working capital and to finance the purchase of the real  property on which 2 of its nursing care facilities operated.  By late 2006, SMS Companies were in an "overadvance" position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.  Beginning in September 2006, SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided SMS Companies obtained a commitment from a new lender to refinance and restructure the credit  facility.  SMS Companies were unsuccessful in obtaining a commitment from a new lender and, on January 5, 2007, the lender declared SMS Companies in default and commenced foreclosure and collection proceedings.  On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy.  Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Under Chapter 11, certain claims against the Debtors in existence prior to the filing of the petitions for relief under Federal Bankruptcy Laws are stayed while the Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  These claims were reflected in the predecessor company’s balance sheets as “Liabilities Subject to Compromise” through the settlement date.  Additional claims (liabilities subject to compromise) may arise subsequent to the petition date resulting from the rejection of executory contracts, including leases, and from the determination of the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts.

SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

The First Amended, Modified Chapter 11 Plan, (the Plan) as presented by SMS Companies and their creditors was approved by the United States Bankruptcy Court, Northern District of Texas - Dallas Division on August 1, 2007.  The Plan, which contemplates the Company entering into a reverse merger transaction, provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan of Reorganization, and the Company’s new controlling stockholder would receive “new” shares of the Company’s post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code (Plan Shares).  As a result of the Plan’s approval, all liens, security interests, encumbrances and other interests, as defined in the Plan of Reorganization, attach to the creditor’s trust.  Specific injunctions prohibit any of these claims from being asserted against the Company prior to the contemplated reverse merger.

All assets, liabilities and other claims, including “Allowed Administrative Claims” which arise in the processing of the bankruptcy proceedings, against the Company and it’s affiliated entities were combined into a single creditor’s trust for the purpose of distribution of funds to creditors.  Each of the individual SMS Companies entities otherwise remained separate corporate entities.  From the commencement of the bankruptcy proceedings through August 1, 2007 (the confirmation date of the plan of reorganization), all secured claims and/or administrative claims during this period were satisfied through either direct payment or negotiation.

Pursuant to the Plan, the pre-confirmation unsecured creditors of Senior Management Services of Humble, Inc. (our predecessor company) agreed to accept Plan Shares in SMSA Humble Acquisition Corp., as reorganized, in lieu of asserting recovery of their claims against the Plan’s liquidating trust.  As previously discussed, the confirmation order provided for an injunction protecting us from the claims of the pre-confirmation unsecured creditors while the Company pursues a business combination with an operating business.  If the Company does not consummate a business combination prior to August 10, 2012, the issued Plan Shares will be deemed canceled, the Company will file dissolution documents with the State of Nevada and will cease to exist.  Accordingly, the discharge provided in the Plan to the Company will not be effective.  In such event, the pre-confirmation unsecured creditors could attempt to assert their pre-confirmation claims against us and the Plan liquidating trust.  However, since the Plan did not contemplate, anticipate or provide that the Company would accumulate any assets prior to a business combination, the Company will have no assets against which pre-confirmation creditors could assert their claims upon our dissolution.  Further, the Plan did not provide for the retention of any assets or funds in the Plan’s liquidating trust to pay the pre-confirmation unsecured creditors if the Company failed to timely consummate a business combination.  Therefore, it is very unlikely that the pre-confirmation unsecured creditors would be able to recover any portion of their pre-confirmation claims. The Company’s management is of the opinion, with which our auditor concurs, that no contingent liabilities exist subsequent to August 1, 2007(date of bankruptcy settlement).
The Company’s Plan of Reorganization was confirmed by the Bankruptcy Court on August 1, 2007 and became effective on August 10, 2007.  It was determined that SMSA Humble Acquisition Corp’s reorganization value computed immediately before August 1, 2007, the confirmation date of the Plan of Reorganization, was approximately $1,000, which consisted of the following:

Current assets to be transferred to the post-confirmation entity	$1,000
Fair market value of property and equipment	-
Deposits with vendors and other assets transferred
to the post-confirmation entity	-

Reorganization value	$1,000

(Remainder of this page left blank intentionally)

SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note B - Reorganization Under Chapter 11 of the U. S. Bankruptcy Code - Continued

Pursuant to the Plan of Reorganization, all of the operations of the Company were transferred to a combined creditor’s trust and, as approved by the Bankruptcy Court, a completely new entity was formed for purposes of completing the aforementioned reverse merger transaction.  The Company adopted fresh-start reporting because the holders of existing voting shares immediately before filing and confirmation of the Plan received less than 50.0% of the voting shares of the emerging entity and its reorganization value is not greater than its postpetition liabilities and allowed claims, as shown below:

Postpetition current liabilities	$-
Liabilities deferred pursuant to Chapter 11 proceeding	-
“New” common stock issued upon reorganization	1,000
Total postpetition liabilities and allowed claims	1,000
Reorganization value	(1,000)
Excess of liabilities over reorganization value	$-

The reorganization value of SMSA Humble Acquisition Corp. was determined in consideration of several factors and by reliance on various valuation methods, including discounting cash flow and price/earnings and other applicable ratios.  The factors considered by SMSA Humble Acquisition Corp. included the following:

·	Forecasted operating and cash flows results which gave effect to the estimated impact of
-	Corporate restructuring and other operating program changes
-	Limitations on the use of available net operating loss carryforwards and other tax attributes resulting from the Plan of Reorganization and other events
·	The discounted residual value at the end of the forecast period based on capitalized cash flows for the last year of that period.
·	Market share and position
·	Competition and general economic conditions
·	Projected sales growth
·	Potential profitability
·	Seasonality and working capital requirements

After consideration of SMSA Humble Acquisition Corp.’s debt capacity and other capital structure considerations, such as industry norms, projected earnings to fixed charges, projected earnings before interest and projected free cash flow to debt service and other applicable ratios, management determined that SMSA Humble Acquisition Corp.’s reorganization capital structure should be as follows:

Common Stock (530,612 “new” shares to be issued at $0.001 par value)	$531
Additional paid-in capital	469

Total reorganized capital structure	$1,000

As previously discussed, the cancellation of all existing shares outstanding at the date of the bankruptcy filing and the issuance of all “new” shares of the reorganized entity caused an issuance of shares of common stock and a related change of control of the Company with more than 50.0% of the “new” shares being held by persons and/or entities which were not pre-bankruptcy stockholders.  Accordingly, per the Reorganization topic of the FASB Accounting Standards Codification (Reorganization topic), the Company adopted “fresh-start” accounting as of the bankruptcy discharge date whereby all continuing assets and liabilities of the Company were restated to the fair market value.  The Reorganization topic further states that fresh start financial statements prepared by entities emerging from bankruptcy will not be comparable with those prepared before their plans were confirmed because they are, in fact, those of a new entity.  For accounting purposes, the Company adopted fresh start accounting in accordance with the Reorganization topic as of August 1, 2007, the confirmation date of the Plan.

As of August 1, 2007, in accordance with the Plan of Reorganization, the only asset of the Company was approximately $1,000 in cash transferred from the bankruptcy creditor’s trust.

SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note C - Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has established a year-end for accounting purposes of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note D - Going Concern Uncertainty

The Company has no post-bankruptcy operating history, no cash on hand, no assets and has a business plan with inherent risk.  Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s financial statements which includes a statement describing our going concern status.  This means, in the auditor’s opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company’s majority stockholder currently maintains the corporate status of the Company and has provided all nominal working capital support on the Company's behalf since the bankruptcy discharge date.  Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority stockholder's continuing support.  The majority stockholder intends to continue the funding of nominal necessary expenses to sustain the corporate entity.  However, the Company is at the mercy of future economic trends and business operations for the Company’s majority stockholder to have the resources available to support the Company.  Should this pledge fail to provide financing, the Company has not identified any alternative sources of working capital to support the Company.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.  Further, the Company faces considerable risk in it’s business plan and a potential shortfall of funding due to our inability to raise capital in the equity securities market.  If no additional operating capital is received during the next twelve months, the Company will be forced to rely on existing cash in the bank and additional funds loaned by management and/or significant stockholders.

The Company’s business plan is to seek an acquisition or merger with a private operating company which offers an opportunity for growth and possible appreciation of our stockholders’ investment in the then issued and outstanding common stock.  However, there is no assurance that the Company will be able to successfully consummate an acquisition or merger with a private operating company or, if successful, that any acquisition or merger will result in the appreciation of our stockholders’ investment in the then outstanding common stock.

The Company remains dependent upon additional external sources of financing; including being dependent upon its management and/or significant stockholders to provide sufficient working capital in excess of the Company’s initial capitalization to preserve the integrity of the corporate entity.

The Company anticipates offering future sales of equity securities.  However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note D - Going Concern Uncertainty - Continued

The Company’s certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and 100,000,000 shares of common stock.  The Company’s ability to issue preferred stock may limit the Company’s ability to obtain debt or equity financing as well as impede potential takeover of the Company, which takeover may be in the best interest of stockholders.  The Company’s ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.  However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.  There is no legal obligation for either management or significant stockholders to provide additional future funding.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities.  Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

Note E - Summary of Significant Accounting Policies

1.	Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.	Reorganization costs

The Company has adopted the provisions of provisions required by the Start-Up Activities topic of the FASB Accounting Standards Codification whereby all costs incurred with the incorporation and reorganization of the Company were charged to operations as incurred.

3.	Income taxes

The Company files income tax returns in the United States of America and various states, as appropriate and applicable.  As a result of the Company’s bankruptcy action, the Company is no longer subject to U.S. federal, state and local, as applicable, income tax examinations by regulatory taxing authorities for any period prior to August 1, 2007.  The Company does not anticipate any examinations of returns filed for periods ending after August 1, 2007.

The Company uses the asset and liability method of accounting for income taxes.  At September 30, 2010, December 31, 2009 and 2008, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.  Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals, as well as the potential impact of any net operating loss carryforwards (s) and their potential utilization.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  As a result of the implementation of Codification’s Income Tax Topic, the Company did not incur any liability for unrecognized tax benefits.

SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note E - Summary of Significant Accounting Policies - Continued

4.	Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of September 30, 2010, December 31, 2009 and 2008, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

5.	Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

Note F - Related Party Transactions and Restatement of Financial Statements

The Plan provides that all costs and expenses associated with or related to our reincorporation in the State of Nevada, any subsequent mergers or business combination transactions, issuance of the Plan Shares, any filings with the U. S. Securities and Exchange Commission or other regulatory bodies, our operating expenses (including circumstantial use of office equipment and administrative services), in addition to providing assistance with formulating the structure of any proposed business combination transaction is the responsibility of Halter Financial Group, Inc. (HFG), an entity controlled by the Company’s sole officer and director and the Company’s controlling stockholder.  The Plan also states that HFG is not entitled to receive any repayment of such expenses prior to, or as a conditions of, a merger or acquisition.

HFG managed the $1,000 in cash transferred from the bankruptcy creditor’s trust on our behalf until exhausted and has contributed approximately $8,844 during the nine months ended September 30, 2010 and $392 during the year ended December 31, 2009, respectively, to support our operations.  The contributed capital has been reflected as a component of additional paid-in capital in the accompanying balance sheet.

The Company experienced a failure of internal control over financial reporting and did not properly account for or record the amounts paid by HFG on behalf of the Company in accordance with the conditions of the Plan.  This error caused an overstatement of current liabilities and an understatement of additional paid-in capital.

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SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note F - Related Party Transactions and Restatement of Financial Statements - Continued

The effect of any and all changes are reflected in the accompanying restated financial statements as of the respective date of the transaction and the effect of the corrections are summarized below by fiscal period and cumulatively:

	September 30,	December 31,	December 31,
	2010	2009	2008	Cumulative

Current liabilities, as previously reported	$9,236	$5,766	$5,374

Effect of the correction of an error
Corrections in recording of amounts
paid on the Company’s behalf
by the controlling stockholder	(9,236)	(392)	-	(9,236)

Current liabilities, as restated	$-	$5,374	$5,374	$(9,236)

Additional paid-in capital,
as previously reported	$469	$469	$469

Effect of the correction of an error
Corrections in recording of amounts
paid on the Company’s behalf
by the controlling stockholder	9,236	392	-	9,236

Additional paid-in capital, as restated	$9,705	$861	$469	$9,236

Note G - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

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SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note H - Income Taxes

The components of income tax (benefit) expense for the nine months ended September 30, 2010 and for each of the years ended December 31, 2009 and 2008 and for the period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2010 are as follows:

Period from
August 1, 2007
(date of
bankruptcy
	Nine months	Year	Year	settlement)
	ended	ended	ended	through
	September 30,	December 31,	December 31,	September 30,
	2010	2009	2008	2010

Federal:
Current	$-	$-	$-	$-
Deferred	-	-	-	-
	-	-	-	-
State:
Current	-	-	-	-
Deferred	-	-	-	-
	-	-	-	-

Total	$-	$-	$-	$-

As of September 30, 2010, the Company has a net operating loss carryforward of approximately $10,000 to offset future taxable income.  The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code.  Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

The Company's income tax expense (benefit) for the nine months ended September 30, 2010 and for each of the years ended December 31, 2009 and 2008 and for the period from August 1, 2007 (date of bankruptcy settlement) through September 30, 2010 varied from the statutory rate of 34% as follows:

				Period from
				August 1, 2007
				(date of
				bankruptcy
	Nine months	Year	Year	settlement)
	ended	ended	ended	through
	September 30,	December 31,	December 31,	September 30,
	2010	2009	2008	2010

Statutory rate applied to
income before income taxes	$(1,200)	$(200)	$(2,100)	$(3,500)
Increase (decrease) in income
taxes resulting from:
State income taxes	-	-	-	-
Other, including reserve for
deferred tax asset and application
of net operating loss carryforward	1,200	200	2,100	3,500

Income tax expense	$-	$-	$-	$-

SMSA Humble Acquisition Corp.
(a development stage company)
Notes to Restated Financial Statements - Continued
September 30, 2010, December 31, 2009 and 2008

Note H - Income Taxes - Continued

The Company’s only temporary difference due to statutory requirements in the recognition of assets and liabilities for tax and financial reporting purposes, as of September 30, 2010, December 31, 2009 and 2008, respectively, relate solely to the Company’s net operating loss carryforward(s).  This difference gives rise to the financial statement carrying amounts and tax bases of assets and liabilities causing either deferred tax assets or liabilities, as necessary, as of September 30, 2010, December 31, 2009 and 2008, respectively:

	September 30,	December 31,	December 31,
	2010	2009	2008

Deferred tax assets
Net operating loss carryforwards	$3,500	$2,300	$2,100
Less valuation allowance	(3,500)	(2,300)	(2,100)

Net Deferred Tax Asset	$-	$-	$-

During the nine months ended September 30, 2010 and each of the years ended December 31, 2009 and 2008, respectively, the valuation allowance for the deferred tax asset increased by approximately $1,200, $200 and $2,100.

Note I - Capital Stock Transactions

Pursuant to the Plan affirmed by the U. S. Bankruptcy Court - Northern District of Texas - Dallas Division, the Company will issue a sufficient number of Plan shares to meet the requirements of the Plan.  Such number was estimated in the Plan to be approximately 500,000 Plan Shares relative to each Post Confirmation Debtor.

As provided in the Plan, 80.0% of the Plan Shares of the Company were issued to Halter Financial Group, Inc. (HFG).  In exchange for the release of its Allowed Administrative Claims and for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan.  The remaining 20.0% of the Plan Shares of the Company were issued to other holders of various claims as defined in the Plan.

Based upon the calculations provided by the Creditor’s Trustee, the Company issued an aggregate 530,612 shares of the Company’s “new” common stock to all unsecured creditors and the controlling stockholder in settlement of all unpaid pre-confirmation obligations of the Company and/or the bankruptcy trust.

Effective May 3, 2010, HFG transferred its 400,000 Plan Shares to Halter Financial Investments, L.P. (HFI),  a Texas limited partnership controlled by Timothy P. Halter, who is also the controlling officer of HFG.

Note J - Subsequent Events

Management has evaluated all activity of the Company through December 8, 2010 (the issue date of the financial statements) and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to restated financial statements.

SIGNATURES

In accordance with Section 12 of the Exchange Act, the Company caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SMSA HUMBLE ACQUISITON CORP.

DATE: December 10, 2010	By:	/s/ Timothy P. Halter
Timothy P. Halter, President, Secretary, Chief
Executive Officer and Chief Financial Officer

INDEX OF EXHIBITS

The following documents are filed as exhibits to this Registration Statement

Exhibit		Description of Exhibit

2.1*
First Amended, Modified Chapter 11 Plan Proposed by Debtors, In the United States Bankruptcy Court, Northern District of Texas, Dallas Division, In Re: Senior Management Services of Treemont, Inc., et. al., Debtors, Case No. 07-30230, Jointly Administered, dated August 1, 2007.

2.2*		Order Confirming First Amended, Modified Chapter 11 Plan Proposed by Debtors, Case No. 07-30230, signed August 1, 2007.

2.3*		Notice of Entry of Confirmation Order dated August 10, 2007.

3.1*		Agreement and Plan of Merger by and between Senior Management Services of Humble, Inc. and SMSA Humble Acquisition Corp. dated May 3, 2010.

3.2*		Articles of Merger as filed with the Secretary of State of the State of Nevada on May 12, 2010.

3.3*		Articles of Merger as filed with the Secretary of State of the State of Texas on May 12, 2010.

3.4*		Articles of Incorporation of SMSA Humble Acquisition Corp.

3.5 *		Certificate of Correction filed on July 14, 2010 with the Secretary of State of the State of Nevada which corrected the inaccuracy stated in Article III of the Articles of Incorporation that the Corporation is authorized to issue 10,000 shares of preferred stock instead of the correct number of 10,000,000 shares of preferred stock.

3.6*		Bylaws of SMSA Humble Acquisition Corp.

4.1*		Form of common stock certificate.

	*	Previously filed as an exhibit to the Company's registration statement on Form 10 filed with the Commission on October 29, 2010 and which is incorporated herein by reference.

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